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                                                                  Exhibit 99.1


VENTURE OWNED BY NEXTLINK, NEXTEL AND EAGLE RIVER AGREES TO INVEST $700 MILLION TO SHARE CONSTRUCTION COSTS WITH LEVEL 3 FOR NATIONWIDE INTER-CITY FIBER OPTIC NETWORK

-- INTERNEXT, LLC to build high capacity long haul IP network -

Bellevue, Wa., July 20, 1998 -- INTERNEXT LLC, to be beneficially owned by NEXTLINK Communications, Inc. (NASDAQ:NXLK), Nextel Communications (NASDAQ:NXTL), Inc. and Eagle River Investments, LLC, has agreed to share the cost of building Level 3 Communications' national fiber optic network by contributing $700 million for 24 fibers and one empty conduit in the network that is expected to cover more than 15,000 route miles and connect almost every major city in the United States and Canada.

Under the agreement, INTERNEXT will receive 24 fibers, one-1.25 inch empty conduit and rights to 25 percent of any fibers in any conduits over five for the entire length of the Level 3 network. The network is anticipated to be completed in approximately 36-48 months.

Newly formed INTERNEXT Communications will be beneficially owned by Nextlink, Nextel and Eagle River L.L.C..Nextel's ownership will be subject to board approval.

"The practical impact of the convergence of computing and communications is like a series of waves whose size can only be speculated until each one strikes the shore. We are certain, however, that we will spend whatever it takes today to fulfill our dreams and to help fulfill those of others," said Craig McCaw, chairman and chief executive officer of Eagle River Investments. "When faced with whether to build a separate network or to work with Level 3, it was an obvious choice."

"Level 3 is a fine company led by people we like and respect. We intend to work together with a common vision, not only about technology, but integrity in dealing with others," continued McCaw. "Of course, we will each create our own services. I am personally focused on creating unique capabilities, both wired and wireless, that people may need and want. Communications is evolving rapidly enough to use new ideas rather than focus on stealing old business from others and as we move forward, INTERNEXT intends to create a few waves of its own."

"The INTERNEXT inter-city network will be the centerpiece of NEXTLINK's emerging data strategy. It will give NEXTLINK customers an incredibly reliable, secure and cost efficient service based upon a complete end-to-end communications service for data and voice offered on our own network facilities," said NEXTLINK Chief Executive Officer Wayne Perry. "Our goal is to provide customers national access to the largest telecommunications pipes imaginable giving them the freedom to communicate by voice or data without capacity constraints or inconvenience."

NEXTLINK is among the fastest growing competitive local exchange carriers in the United States serving 32 markets and major metro areas including Los Angeles, San Francisco, Chicago and Atlanta. NEXTLINK intends to continue building local networks serving the country's largest cities and, by the end of 1999 is expecting to cover cities with more than 21 million addressable business lines. With the addition of long-haul facilities, the company anticipates it will be one of the first telecommunications companies to provide end-to-end service to the majority of major markets in the United States.



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"INTERNEXT affords Nextel the opportunity to further develop a national network strategy to better serve its customers," said Daniel Akerson, Nextel chairman and chief executive officer. "Ownership of such a strategic asset will allow Nextel to interconnect our growing number of mobile switch centers, potentially facilitate regional and/or national horizontal networking of our unique Direct Connect(sm) feature and enhance our planned ATM data product offering."

"Nextel has experienced robust inter city long distance growth as a result of our wireless no roaming offering; we expect this traffic to grow and to generate additional traffic with a newly announced initiative to offer wireline long distance to our existing customer base with reduced telecommunications costs due to our ability to bypass local interconnection charges," continued Akerson. "Nextel is quite pleased to be part of this newly organized company that we expect to be a force in telecommunications well into the 21st century."

Nextel recently added its two millionth all digital wireless customer and continues to be one of the fastest growing wireless companies in the world. Additionally, the company recently announced it is expanding its telecommunications services by providing wireline long distance for customers across the United States.

The INTERNEXT network will be the model for communications networks in the emerging communications environment where voice and data communications technologies converge. It will support IP, as well as other packet-switched technologies, ensuring its ability to take full advantage of new technology and meet exponentially increasing demand for bandwidth most cost efficiently.

The network will serve more than 50 cities including: Atlanta, Austin, Baltimore, Boston, Charlotte, Chicago, Cincinnati, Cleveland, Dallas, Denver, Detroit, Houston, Indianapolis, Jacksonville, Kansas City, Las Vegas, Los Angeles, Louisville, Memphis, Miami, Montreal, Nashville, New Orleans, New York, Omaha, Orlando, Philadelphia, Phoenix, Pittsburgh, Portland, Sacramento, Salt Lake, San Antonio, San Diego, San Francisco, Seattle, St. Louis, Tampa, Toronto, Vancouver, Washington D.C and others.

NEXTLINK Communications, Inc. was founded by Craig McCaw in 1994 to provide local, long distance and enhanced communications services to commercial customers. Headquartered in Bellevue, Wash., NEXTLINK currently operates 18 facilities-based networks providing switched local and long distance services in 32 markets in nine states.

Nextel Communications, based in McLean, VA, is the leading provider of fully integrated wireless communications and has built the largest guaranteed all-digital wireless network in the United States. The Nextel National Network offers a fully integrated wireless communications tool with digital cellular, paging capabilities and Nextel Direct Connect(sm) - a two-way radio feature unavailable on ordinary cellular phones. Nextel International, Inc., has wireless operations and investments in Argentina, Brazil, Canada, Indonesia, Japan, Mexico, Philippines, Peru and Shanghai, China.

This news release contains some matters which are not historical facts but are "forward-looking statements". The reader is cautioned that these forward-looking statements, such as the plans to build and acquire networks in new areas, anticipation of revenues from designated markets, and statements regarding the development of the companies businesses, and other statements contained herein regarding matters that are not historical facts, are only predictions. No assurance can be given that the future results will be achieved; actual events or results may differ materially as a result of risks facing the companies. Such risks include, but are not limited to, successfully marketing services to current and new customers, accessing markets, designing and

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constructing fiber optic networks, installing cable and facilities, including switching electronics, and obtaining rights-of-way, building access rights and any required governmental authorizations, franchises and permits, all in a timely manner, at reasonable costs and on satisfactory terms and conditions, as well as regulatory; whether legislative and judicial developments that could cause actual results to differ materially from the future results indicated; expressed or implied, in such forward-looking statements.


Contact:   Todd Wolfenbarger         Bob Ratliffe             Ben Banta
           NEXTLINK                  Eagle River              Nextel
           425-519-3946              425-828-8686             703-394-3573
           206-399-6770 port         206-979-4254 port.       703-906-3573 port.